Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 1, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in FelCor Lodging Trust Incorporated’s and FelCor Lodging Limited Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Information” in such Registration Statement.
PricewaterhouseCoopers LLP
Dallas, Texas
March 22, 2007